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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K

                                    CURRENT REPORT


        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported) June 17, 1998

                                  JAYARK CORPORATION

                (Exact name of registrant as specified in its charter)

         Delaware                      0-3255               13-1864519
-----------------------------       -----------         ------------------
      (State of other               (Commission           (IRS Employer
jurisdiction of incorporation)      File Number)        Identification No)




                  Post Office Box 741528
                       Houston, Texas                        77274
          (Address of principal executive offices)         (Zip Code)


           Registrant's telephone number, including are code:  713-783-9184


                                         N/A

            (Former name or former address, if changed since last report.)


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Item 5.   OTHER EVENTS


          On June 17, 1998 Jayark Corporation, through a newly formed, wholly owned subsidiary, MED Advisors Corp. ("Med"), entered into a Purchase and Sale Agreement with Vivax Medical Corporation ("Vivax"), a company that manufactures, sells and rents durable medical equipment to hospitals, nursing homes and individuals. Under the terms of the agreement, Med purchased certain medical equipment form Vivax for cash of $579,700 and a $144,925 unsecured promissory note due in five years. Med then entered into a Consignment Agreement with Vivax whereby this medical equipment was consigned to Vivax to rent through its distribution network. In consideration of Vivax renting and maintaining the Med equipment, Vivax is entitled to a range of forty-eight to sixty-seven percent of the rental proceeds, based upon the equipment rented. Vivax has an option to purchase the medical equipment from Med after the twenty-fourth, thirty-six and forty-eighth month of the consignment period. Med, under the Purchase and Sale Agreement has an option, through October 31, 1999 to purchase an additional $2,475,000 of medical equipment from Vivax. Upon the expiration of the consignment period, which is five years from the purchase of the equipment, Med has the option to sell the equipment back to Vivax.

           Med, financed this purchase from a bank loan, which is personally guaranteed by one of the principal shareholders of Jayark, and presently available working capital. Med is currently negotiating a $1,000,000 revolving line of credit to replace the interim bank loan.

          If the equipment is successfully rented, the rental income and cash flow could have a material affect on the operating results of Jayark Corporation. There can be no assurances that the Company will be successful in renting the medical equipment.


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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   Jayark Corporation
                                      (Registrant)



Date:  June 24, 1998               ----------------------------------
                                   David Koffman, President